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                                 AMENDMENT NO. 1
                           DATED AS OF AUGUST 5, 2002
    TO THE STOCK PURCHASE AGREEMENT AMONG HX INVESTORS, L.P., EXETER CAPITAL
              CORPORATION AND SHELBOURNE PROPERTIES I, INC., DATED
                               AS OF JULY 1, 2002

         Amendment No. 1, dated as of August 5, 2002 (the "Amendment"), to the Stock Purchase Agreement, dated as of July 1, 2002 (the "Stock Purchase Agreement"), among HX Investors, L.P. ("Purchaser"), Exeter Capital Corporation ("Exeter") and Shelbourne Properties I, Inc. (the "Company").

         WHEREAS, Purchaser, Exeter and the Company are parties to the Stock Purchase Agreement (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement); and

         WHEREAS, Purchaser, Exeter and the Company desire to amend the Stock Purchase Agreement as described herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Exeter and the Company hereby agree as follows:

         1. Per Share Amount. From and after the date hereof, the definition of "Per Share Amount" in the Stock Purchase Agreement shall be amended to be "$63.15" per Share.

         2. Further Action; All Reasonable Efforts. From and after the date hereof, Section 6.06 of the Stock Purchase Agreement shall be amended to add the following clause (c) at the end thereof:

                  "(c) Purchaser agrees that for so long as its nominees (or persons nominated or approved by such nominees) constitute (i) a majority of the Board or (ii) with respect to any specific matter submitted to the Board for action or vote, a majority of the directors entitled or available to vote on or not disqualified from voting on such matter, Purchaser will reimburse the Company and any plaintiffs in the event of litigation seeking performance of the terms of this Agreement (including, without limitation, the Plan of Liquidation) if
         (x) such party prevails in such litigation and (y) it is determined pursuant to a final nonappealable judgment that the Company failed to fulfill a material obligation hereunder. Purchaser acknowledges and agrees that specific performance is a proper remedy to be sought in any such litigation."

         3. Fees and Expenses. From and after the date hereof, the fee referenced in Section 7.03(b) of the Stock Purchase Agreement shall be "$720,000."


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         4. Corporate Governance Provisions. From and after the date hereof, the
Corporate Governance Provisions attached as Annex B to the Stock Purchase Agreement (the "Corporate Governance Provisions") shall be amended as follows:

         (a) The second sentence of Section 3(a) of the Corporate Governance Provisions shall be amended and restated in its entirety to read as follows:

         "For the purposes of this Agreement, "Independent Director" shall mean a person who (i) is not an officer, director, security holder or employee of Purchaser or one of its affiliates, or a relative of such person, (ii) does not have any prior or current affiliation with the executive officers of the Company, Purchaser or their respective affiliates or (iii) has not served and is not serving along with any other director of the Company on the board of directors of another public company."

         (b) Section 4 of the Corporate Governance Provisions shall be amended to add the following clause (d) at the end thereof:

                  "(d) If the Plan of Liquidation is not approved by the Stockholders at the Stockholders' Meeting (or any postponement or adjournment thereof), the Board will, subject to its fiduciary duties under applicable Law, use commercially reasonable efforts to market and sell the Company's property located at 568 Broadway, New York, New York and to distribute the proceeds from such sale to the Stockholders by the earlier of (i) 30 days following the end of the fiscal quarter in which such sale occurs and (ii) 90 days following the date of such sale."

         (c) Section 11 of the Corporate Governance Provisions shall be renumbered as Section 12, and the following shall be added as a new Section 11:

                  "11. Distributions. (a) Purchaser's nominees to the Board who are not Independent Directors will, subject to their fiduciary duties and existing obligations of the Company, recommend to the Board and support the implementation of the following distribution policy:

                           (i) The Company will make quarterly distributions of
                  all operating cash flow in excess of budgeted capital expenditures, anticipated corporate expenses and a reserve of 2% of the current appraised value of the Company's properties; and

                           (ii) 80% of the Company's current excess net cash
                  will be used to retire existing debt and/or to make a distribution to the Stockholders within 90 days of the appointment or election to the Board of Purchaser's nominees for director.

                  (b) If Stockholders have failed to receive aggregate distributions on a per share basis equal to $48.00 by December 31, 2004, then Purchaser shall (i) endeavor to cause the next annual meeting of Stockholders to be held no later than May 30, 2005 and (ii) vote or cause to be voted all shares of Common Stock beneficially owned by


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         Purchaser in proportion to the votes cast by the other holders of
         Common Stock on all matters properly brought before such meeting.

         5. Plan of Liquidation. From and after the date hereof, the Plan of Liquidation shall be amended as follows:

         (a) Section 3 of the Plan of Liquidation shall be amended by adding the following sentence at the end thereof:

         "If the Plan of Liquidation is approved and the assets of the Company are not fully liquidated by October 31, 2007, Purchaser will vote or cause to be voted all shares of Common Stock beneficially owned by Purchaser on any shareholder proposal in accordance with the votes cast by holders of a majority of the shares of Common Stock not held by Purchaser or its affiliates."

         (b) Section 4(g) of the Plan of Liquidation shall be renumbered as
Section 4(h), and the following shall be added as a new Section 4(g):

                  "(g) sell, transfer or otherwise dispose of any property to Purchaser or any of its affiliates or to NorthStar Capital Investment Company or any of its affiliates; or"

         (c) Existing Section 5 of the Plan of Liquidation shall be numbered as
Section 5(a), and the following shall be added as new Sections 5(b), 5(c) and 5(d):

                  "(b) The Company shall (i) distribute to its stockholders all excess refinancing proceeds, if any, by the earlier of (x) 30 days following the end of the fiscal quarter in which such refinancing occurs and (y) 90 days following the date of such refinancing and (ii) distribute to its stockholders all net property sale proceeds, if any, by the earlier of (x) 30 days following the end of the fiscal quarter in which such sale occurs and (y) 90 days following the date of such sale.

                  "(c) Unless otherwise approved by the holders of a majority of the outstanding shares of Common Stock other than shares of Common Stock held by Purchaser and its affiliates, and for so long as Purchaser's nominees to the Board (or persons approved of or nominated by such nominees) comprise a majority of the Board, if the Company fails to make any distribution contemplated by Section 5(b) of this Plan of Liquidation, then (i) Purchaser shall no longer be entitled to receive the fee contemplated by Section 6(ii) of the Plan of Liquidation (in which case such amount shall be distributed to holders of shares of Common Stock pursuant to Section 6(i) of this Plan of Liquidation) and (ii) until the Company makes such distributions, (x) Purchaser and it affiliates shall not be entitled to receive any service fees otherwise payable by the Company to Purchaser or any of its affiliates and (y) directors of the Company (other than directors who voted in favor of making such distributions or who formally objected to the Company's not making such distributions) shall not be entitled to receive any fees or other compensation otherwise payable to them by the Company.

                  "(d) Cash reserves of the Company in excess of $500,000 will be invested only in short-term U.S. Treasuries or other short-term federally insured obligations."


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         (d) The first sentence of Section 6 of the Plan of Liquidation shall be deleted and replaced with the following two sentences:

         "Subject to the payments and provisions of Section 5 above, Purchaser shall receive a fee equal to 15% of the excess of (x) the Net Proceeds over (y) the Base Amount, which shall only be payable from and after such time as the Company has made aggregate distributions equal to the entire Base Amount (as defined below) and which shall be payable simultaneously with all future distributions made by the Company from and after the date on which the Company has made aggregate distributions equal to the entire Base Amount. Subject to the foregoing, all distributions made pursuant to this Plan of Liquidation shall be made to holders of shares of Common Stock on a pro rata basis."

         (e) The second sentence of Section 7 of the Plan of Liquidation shall be amended and restated in its entirety to read as follows:

         "Thereafter, such fees shall be determined by a majority of the Independent Directors; provided, however, that such fees shall not exceed $200,000 per annum in the aggregate."

         6. Representations and Warranties of the Company. The Company hereby represents and warrants to Exeter and Purchaser that:

         (a) The Company has all necessary power and authority to execute and deliver this Amendment, to perform its obligations hereunder and under the Stock Purchase Agreement and to consummate the Transactions; (b) the execution and delivery of this Amendment by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the Transactions (other than, with respect to the Dissolution and Plan of Liquidation, the approval and adoption of the Dissolution and Plan of Liquidation by the holders of a majority of the then-outstanding shares of Common Stock, and the filing and recordation of appropriate documents as required by Delaware Law); and (c) this Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Exeter and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         7. Representations and Warranties of Purchaser and Exeter. Exeter and Purchaser hereby jointly and severally represent and warrant to the Company that:

         (a) Each of Exeter and Purchaser has all necessary power and authority to execute and deliver this Amendment, to perform its obligations hereunder and under the Stock Purchase Agreement and to consummate the Transactions; (b) the execution and delivery of this Amendment by Purchaser and Exeter and the consummation by Purchaser and Exeter of the Transactions have been duly and validly authorized by all necessary action and no other proceedings on the part of Purchaser or Exeter are necessary to authorize this Amendment or to consummate the Transactions (other than, with respect to the Dissolution and Plan of Liquidation, the filing and recordation of appropriate documents as required by Delaware Law); and (c) this Amendment has been duly and validly executed and delivered by Purchaser and

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Exeter and, assuming the due authorization, execution and delivery by the
Company, constitutes a legal, valid and binding obligation of Purchaser and Exeter, enforceable against Purchaser and Exeter in accordance with its terms.

         8. Effect on Agreement. (a) From and after the date hereof, each reference in the Stock Purchase Agreement, the Settlement and Mutual Release made and entered into as of July 1, 2002 between plaintiff Purchaser and the additional plaintiffs who are listed on Exhibit A thereto, the defendants Shelbourne I, Shelbourne II, Shelbourne III, Presidio Capital Investment Company, LLC and Shelbourne Management, LLC, or any other agreement in connection therewith to "this Agreement", "hereunder", "hereof" or words of like import referring to the Stock Purchase Agreement (including the Annexes thereto) or the Plan of Liquidation, shall mean and be a reference to the Stock Purchase Agreement (including the Annexes thereto) or the Plan of Liquidation as amended by this Amendment.

         (b) The Stock Purchase Agreement (including the Annexes thereto) as specifically amended hereby and subject to the conditions herein, is and shall remain in full force and effect and is in all respects ratified and confirmed.

         9. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto to duly authorized, as of the date first above written.

                                                HX INVESTORS, L.P.

                                                By:  Exeter Capital Corporation,
                                                     its General Partner



                                                By:   /s/  Michael L. Ashner
                                                   -------------------------
                                                     Name:  Michael L. Ashner
                                                     Title:  President

                                               EXETER CAPITAL CORPORATION

                                                By:   /s/  Michael L. Ashner
                                                   -------------------------
                                                     Name:  Michael L. Ashner
                                                     Title:  President

                                                SHELBOURNE PROPERTIES I, INC.


                                                By:  /s/ Richard J. McCready
                                                   -------------------------
                                                     Name:  Richard J. McCready
                                                     Title:  Secretary


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